EXHIBIT 11.1 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               THREE MONTHS
                                                                  ENDED
                                                             DECEMBER 31, 1997
                                                             -----------------
COMPUTATION OF BASIC EARNINGS PER SHARE:

Weighted average shares outstanding .......................     4,423,913
Vesting of restricted stock grants ........................          --
                                                               ----------
Weighted average shares and common stock equivalents ......     4,423,913
                                                               ==========
Net income ................................................    $      973
                                                               ==========
Basic earning per share ...................................    $     0.22
                                                               ==========
COMPUTATION OF DILUTED EARNINGS PER SHARE:

Weighted average shares outstanding .......................     4,423,913
Dilutive impact of restricted stock grants, as determined
  by application of the treasury stock method .............        16,897
Dilutive impact of stock options, as determined by the
  application of the treasury stock method ................         5,340
                                                               ----------
Weighted average shares and common stock equivalents ......     4,446,150
                                                               ==========
Net income ................................................    $      973
                                                               ==========
Diluted earning per share .................................    $     0.22
                                                               ==========